Exhibit 99.1
                                  ------------





                                 CYANCO COMPANY
                              Financial Statements
                           December 31, 2003 and 2002

                          INDEPENDENT AUDITORS' REPORT






To the Joint Venture Participants
of Cyanco Company


We have audited the accompanying balance sheets of Cyanco Company as of December 31, 2003 and 2002, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.


Tanner + Co.


Salt Lake City, Utah
January 21, 2004

                                 CYANCO COMPANY
                                 Balance Sheets
                                 (In Thousands)



                                                          December 31
                                                  2003               2002
                                             -----------------------------------
Assets

Current assets:
   Cash and cash equivalents                 $         1,935      $       2,117
   Accounts receivable                                 4,237              3,566
   Inventories                                           968                844
   Prepaid expenses                                      104                 86
                                             -----------------------------------

   Total current assets                                7,244              6,613

Property and equipment, net                           14,651             15,510
Intangible assets, net                                 4,131              4,623
                                             -----------------------------------

                                             $        26,026      $      26,746
                                             ===================================

Liabilities and Joint Venture Capital

Current liabilities:
   Accounts payable                          $         1,814      $       1,622
   Accounts payable - related parties                    572                219
   Accrued liabilities                                   714                684
                                             -----------------------------------

   Total current liabilities                           3,100              2,525

Long-term liabilities                                    247                558
                                             -----------------------------------

   Total liabilities                                   3,347              3,083

Commitments and contingencies

Joint venture capital                                 22,679             23,663
                                             -----------------------------------

                                             $        26,026      $      26,746
                                             ===================================


             See accompanying notes to financial statements

                                 CYANCO COMPANY
                              Statements of Income
                                 (In Thousands)


                                                Years Ended December 31
                                           2003         2002           2001
                                     -----------------------------------------
Revenues:
     Related party sales, net        $   30,117    $    30,632    $     29,507
     Other                                   28              -             260
                                     -----------------------------------------

     Total revenues                      30,145         30,632          29,767
                                     -----------------------------------------

Costs and expenses:
     Cost of sales                       22,896         21,875          23,862
     General and administrative           2,233          2,120           1,655
     Research and development                 -              5             124
                                     -----------------------------------------

     Total costs and expenses            25,129         24,000          25,641
                                     -----------------------------------------

     Net income                      $    5,016    $     6,632    $      4,126
                                     =========================================



                 See accompanying notes to financial statements

                                 CYANCO COMPANY
                       Statements of Joint Venture Capital
                  Years Ended December 31, 2003, 2002 and 2001
                                 (In Thousands)


                                     Winnemucca      Degussa
                                  Chemicals, Inc.     Corp.           Total
                                     -----------------------------------------

Balance, January 1, 2001             $   11,604    $     9,301    $     20,905

     Distributions                       (1,000)        (1,000)         (2,000)

     Net income                           2,063          2,063           4,126
                                     -----------------------------------------

Balance, December 31, 2001               12,667         10,364          23,031

     Distributions                       (3,000)        (3,000)         (6,000)

     Net income                           3,316          3,316           6,632
                                     -----------------------------------------

Balance, December 31, 2002               12,983         10,680          23,663

     Distributions                       (3,000)        (3,000)         (6,000)

     Net income                           2,508          2,508           5,016
                                     -----------------------------------------

Balance, December 31, 2003           $   12,491    $    10,188    $     22,679
                                     =========================================



                 See accompanying notes to financial statements

                                 CYANCO COMPANY
                            Statements of Cash Flows
                                 (In Thousands)


                                                                 Years Ended December 31
                                                              2003           2002        2001
                                                           ------------------------------------
Cash flows from operating activities:
     Net income                                            $    5,016     $   6,632    $  4,126
     Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation and amortization                         1,649         1,651       1,066
          (Gain) loss on sale of property and equipment            (7)          123         (43)
          Decrease (increase) in:
            Accounts receivable                                  (671)        1,256      (2,000)
            Inventories                                          (124)           69        (249)
            Prepaid expenses                                      (18)          (14)         (2)
          Increase (decrease) in accounts payable
            andRaccruedlliabilities                               264           437        (402)
                                                           ------------------------------------

          Net cash provided by operating activities             6,109        10,154       2,496
                                                           ------------------------------------

Cash flows from investing activities:
     Purchase of property and equipment                          (298)         (317)       (122)
     Cash paid in acquisition (see Note 2)                          -        (4,000)          -
     Proceeds from sale of property and equipment                   7           256          45
                                                           ------------------------------------

          Net cash used in investing activities                  (291)       (4,061)        (77)
                                                           ------------------------------------

Cash flows from financing activities:
      Distributions to joint venture partners                  (6,000)       (6,000)     (2,000)
      Proceeds from note payable, related party                     -         2,000           -
      Payment on note payable, related party                        -        (2,000)          -
                                                           ------------------------------------

          Net cash used in financing activities                (6,000)       (6,000)     (2,000)
                                                           ------------------------------------

Net increase (decrease) in cash and cash equivalents             (182)           93         419

Cash and cash equivalents, beginning of year                    2,117         2,024       1,605
                                                           ------------------------------------

Cash and cash equivalents, end of year                     $    1,935     $   2,117    $  2,024
                                                           ====================================

                 See accompanying notes to financial statements


                                 CYANCO COMPANY
                          Notes to Financial Statements
                                 (In Thousands)


Note 1:  Organization and Significant Accounting Policies

         Organization - Cyanco Company (the "Company") is a non-corporate joint venture owned 50 percent by Winnemucca Chemicals, Inc. (Winnemucca Chemicals) and 50 percent by Degussa Corporation (Degussa). The Company is the owner and operator of a liquid sodium cyanide manufacturing facility located in Humboldt County, Nevada, and operates within the mining industry.

         The joint venture agreement also provides that each joint venture partner has a first right of refusal to purchase the other partner's interest in the event of the withdrawal of one of the partners.

         Cash Equivalents - For purposes of the statement of cash flows, cash includes all cash and short-term investments with original maturities to the Company of three months or less.

         Inventories - Inventories are recorded at the lower of cost or market, cost being determined on a first in, first out (FIFO) method.

         Property and Equipment - Property and equipment are recorded at cost, less accumulated depreciation. Depreciation of property and equipment, other than the sodium cyanide plant, is computed using the straight-line method over the estimated useful lives of the assets. Depreciation of the sodium cyanide plant is computed using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on the sale of property and equipment are included in current operations.

         Intangible Assets - Intangible assets include the license of certain technology used in the manufacturing plant, certain costs incurred in connection with the construction of the manufacturing plant, customer relationships, and other intangible assets purchased in the 2002 asset acquisition (Note 2). The license of technology and the costs related to the manufacturing plant are amortized using the units-of-production method. The purchased intangible assets are being amortized using the straight-line method over estimated economic useful lives of 5 to 10 years.

         Revenue Recognition - Revenue for sales of product is recognized when a valid purchase order has been received, product has been shipped, the selling price is fixed or determinable, and collectibility is reasonably assured.

         Income Taxes - The joint venture is not subject to federal income taxes since all income tax effects are passed through to the joint venture partners.

                                 CYANCO COMPANY
                          Notes to Financial Statements
                                 (In Thousands)
                                   Continued


         Concentrations - Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Prior to August 2002, the Company had a distribution agreement with Degussa, which required Degussa to indemnify the Company against any credit risk from receivables. The Company has historically not experienced losses on receivables and believes no significant credit risk exists for receivables at December 31, 2003.

         The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the economic health of the mining industry, management does not believe significant credit risk exists at December 31, 2003.

         The Company has purchase commitments with suppliers of certain raw materials covering various time periods and containing various pricing arrangements. The Company believes alternative sources of the raw materials are available in the event that the suppliers are unable to meet the Company's raw material needs.

         Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Reclassifications - Certain amounts in the prior years' financial statements have been reclassified to conform with the current year presentation.


Note 2:  Acquisition

         On April 1, 2002, the Company acquired certain assets of a competitor's sodium cyanide business for an aggregate consideration not to exceed $5,900, but not less than $4,900, consisting of $4,000 in cash with an additional $900 to $1,900 as contingent consideration based on a defined annual revenue sharing calculation through December 31, 2006. The Company recorded a liability for the minimum revenue sharing amount at December 31, 2002, $342 as the estimated current amount and $558 as the estimated long-term portion. During the year ended December 31, 2003, the Company paid $316 of the liability relating to 2002 revenues. At December 31, 2003, the remaining liability for the minimum revenue sharing amount was recorded as $337 for the estimated current amount and $247 for the estimated long-term amount.

                                 CYANCO COMPANY
                          Notes to Financial Statements
                                 (In Thousands)
                                   Continued


         The Company allocated $4,500 of the $4,900 minimum purchase price to customer relationships and other intangible assets and the remaining $400 to property and equipment.

Note 3:  Detail of Certain Balance Sheet Accounts

                                                      December 31,
                                       -----------------------------------
                                              2003                2002
                                       -----------------------------------

Inventories:
   Raw Materials                       $            698    $           676
   Finished Goods                                   270                168
                                       -----------------------------------

                                       $            968    $           844
                                       ===================================

Accrued liabilities:
   Accrued wages                       $             34    $            25
   Acquisition payable (see Note 2)                 337                342
   Sales tax payable                                242                196
   Other                                            101                121
                                       -----------------------------------

                                       $            714    $           684
                                       ===================================

                                 CYANCO COMPANY
                          Notes to Financial Statements
                                 (In Thousands)
                                   Continued



Note 4:  Property and Equipment

         Property and equipment consist of the following:


                                                       December 31,
                                       ----------------------------------------
                                              2003                2002
                                       ----------------------------------------

Plant                                  $            25,828    $         25,608
Machinery and equipment                              1,740               1,740
Land                                                   519                 519
Vehicles                                               358                 350
Office equipment and fixtures                          298                 267
Construction in progress                                12                  17
                                       ----------------------------------------

                                                    28,755              28,501

Less accumulated depreciation
  and amortization                                 (14,104)            (12,991)
                                       ----------------------------------------

                                       $            14,651    $         15,510
                                       ========================================


Note 5:  Intangible Assets

                                                           2003
                                    --------------------------------------------
                                      Gross                           Net
                                    Carrying      Accumulated       Carrying
                                      Value       Amortization       Value
                                    --------------------------------------------

Customer relationships and other    $   4,500    $       (806)   $        3,694
License                                   559            (292)              267
Plant setup costs                         352            (182)              170
                                    --------------------------------------------

                                    $   5,411    $     (1,280)   $        4,131
                                    ============================================


                                                           2002
                                    --------------------------------------------
                                      Gross                           Net
                                    Carrying      Accumulated       Carrying
                                      Value       Amortization       Value
                                    --------------------------------------------

Customer relationships and other    $   4,500    $       (346)   $        4,154
License                                   559            (272)              287
Plant setup costs                         352            (170)              182
                                    --------------------------------------------

                                    $   5,411    $       (788)   $        4,623
                                    ============================================

                                 CYANCO COMPANY
                          Notes to Financial Statements
                                 (In Thousands)
                                   Continued




Amortization expense for identifiable intangible assets was $493, $313 and $68 in 2003, 2002 and 2001, respectively.

         The estimated future annual amortization expense for identified intangible assets is as follows:


            2004                                            $       493
            2005                                                    493
            2006                                                    493
            2007                                                    478
            2008                                                    473
           Thereafter                                             1,701
                                                            -----------
                                                            $     4,131
                                                            ===========

Note 6:  Related Party Transactions

         Related party transactions consist of the following:

                                                 Years Ended December 31,
                                          --------------------------------------
                                              2003        2002           2001
                                          --------------------------------------

Sales to a joint venture partner
   (see Note 7)                           $  30,117     $  30,632     $  29,507

Management fees, cost reimbursements
   and other fees paid to the joint
   venture partners included in
   general and administrative
   expenses                               $   1,086     $     918     $     886

Purchases included in cost of sales       $     309     $       -     $       -

Amounts payable to joint venture
   partners                               $     572     $     219     $      83

                                 CYANCO COMPANY
                          Notes to Financial Statements
                                 (In Thousands)
                                    Continued


Note 7:  Distribution Agreement

           The Company had an agreement with Degussa which provided for Degussa to act as the exclusive (with certain exceptions) distributor of the Company's products. The agreement expired on August 21, 2002, but may be renewed for subsequent terms subject to approval of both of the joint venture partners. Degussa has functioned as the distributor of the Company's products even though the agreement has not been formally renewed. The Company anticipates that sometime during 2004 the sales, marketing and distribution functions previously performed by Degussa will be performed internally by the Company.


Note 8:  Profit Sharing Plan

           The Company has adopted a defined contribution profit sharing plan which qualifies under Section 401 (K) of the Internal Revenue Code. The plan provides retirement benefits for employees meeting minimum age and service requirements. Participants may contribute up to 20 percent of their gross wages, subject to certain limitations. The Company made contributions of $29, $24, and $20 during 2003, 2002, and 2001, respectively.


Note 9:  Supplemental Statement of Cash Flows Information

           The Company paid $10 for interest during the year ended December 31, 2002. No amounts were paid for interest during the years ended December 31, 2003 and 2001.

           During the year ended December 31, 2002, the Company acquired certain intangible assets and property and equipment in exchange for $4,000 cash and an acquisition payable of $900 (see Note 2).

Note 10:  Fair Value of Financial Instruments

           The Company's financial instruments consist of cash, receivables and payables. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.

Note 11:  Long-Term Agreements

           The Company has contracts with two suppliers of liquid caustic soda that will provide for 100% of the Company's requirements at specified prices. The agreements terminate on December 31, 2006 and December 31, 2007.

           The Company has an agreement with a transportation company to deliver all of the Company's product. The agreement has an agreed upon fee structure and terminates in June 2006.